Exhibit (a)(1)(D)

CRITICAL PATH, INC.

ELECTION FORM

The exchange offer and withdrawal rights expire at

12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006

unless the offer is extended.

INSTRUCTIONS TO ELECTION FORM

1.                DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given them in the option exchange offer, dated May 31, 2006. References in this Election Form to “Critical Path,” “we,” “us,” “our,” and “ours” mean Critical Path, Inc.

2.                EXPIRATION DATE. The exchange offer and any rights to tender or to withdraw a tender of eligible options expire at 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006, unless the exchange offer is extended.

3.                DELIVERY OF ELECTION FORM. If you intend to tender eligible options under the exchange offer, a signed copy of this Election Form, together with a properly completed Eligible Option Information Sheet, must be received by Critical Path before 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006 (or such later date as may apply if the exchange offer is extended) by one of the following means:

By Mail or Courier

Critical Path, Inc.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

Attention: Tom Quigley

Phone: (415) 541-2500

By Facsimile

Attention: Tom Quigley

Fax No: (415) 541-2307

By Hand To

Tom Quigley

By Email

optionexchange@criticalpath.net

Your Election Form will be effective only upon receipt by us. Critical Path will only accept delivery of the signed Election Form by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

You are not required to tender any of your eligible options. If you hold separately granted eligible options and choose to tender for exchange a particular eligible option grant, you must tender the entire option grant, but need not tender other eligible option grants held by you.

4.                SURRENDER OF OPTION AGREEMENT. You do not need to return your stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange.

5.                WITHDRAWAL OF ELECTION. Tenders of eligible options made under the exchange offer may be withdrawn at any time before midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28,

2006, unless we extend the expiration date, in which case withdrawals must be received before 12:00 midnight, U.S. Pacific (San Francisco) Time, on such later expiration date. In addition, if Critical Path does not accept your tendered options on or before July 27, 2006, you will have the right to withdraw your tendered options after that date and until your tendered options have been accepted.

To withdraw tendered eligible options, you must deliver, mail, fax or email a properly completed and signed Notice of Withdrawal to Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105, Attention: Tom Quigley, Fax No. (415) 541-2307, or Email: optionexchange@criticalpath.net. Withdrawals may not be rescinded. Any eligible options withdrawn will not be considered to be properly re-tendered unless the withdrawn eligible options are properly re-tendered before the expiration of the exchange offer by following the procedures described in Instruction 3 above.

6.                SIGNATURES. Please sign and date this Election Form, and provide your social security number or other tax identification number. Except as described in the following sentence, this Election Form must be signed by the eligible participant who holds the eligible options to be tendered exactly as such eligible participant’s name appears on the applicable option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form

7.                REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the exchange offer should be directed to Michael Zukerman at optionexchange@criticalpath.net or by telephone at (415) 541-2500. Any requests for additional copies of the exchange offer or this Election Form may be directed to Tom Quigley at optionexchange@criticalpath.net or by telephone at (415) 541-2500. Copies will be furnished promptly at Critical Path’s expense.

8.                IRREGULARITIES. We will determine, in our discretion, all questions as to the number of shares subject to eligible options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible options or withdrawal of tendered eligible options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible options or withdrawals of tendered eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender or withdrawal with respect to any particular eligible options or any particular eligible option holder before the expiration of the exchange offer. No eligible options will be accepted for exchange or withdrawal until the eligible option holder exchanging the eligible options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration of the exchange offer. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible options.

9.                CONDITIONAL OR CONTINGENT OFFERS. Critical Path will not accept any alternative, conditional or contingent tenders.

10.                IMPORTANT TAX INFORMATION. You should refer to Section 13 of the exchange offer, which contains important tax information. We encourage all eligible participants to consult with your personal tax, legal, accountant and financial advisors if you have questions about your financial or tax situation.

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ELECTION FORM

To:	Critical Path, Inc. 2 Harrison Street, 2nd Floor San Francisco, California 94105 Facsimile: (415) 541-2307 Attn: Tom Quigley Email: optionexchange@criticalpath.net

I acknowledge that:

(1)	I hereby tender to Critical Path for exchange those eligible options specified on the attached Eligible Option Information Sheet and understand that, upon acceptance by Critical Path, this Election Form will constitute a binding agreement between Critical Path and me.

(2)	I understand that if I validly tender an eligible option for exchange, and such eligible option is accepted and cancelled, the new option may not entitle me to acquire the same number of shares of common stock that were subject to my eligible option at the time of the exchange. I understand that the actual number of new options I will receive in exchange for a tendered eligible option will be determined on the basis of the per share exercise price in effect under my tendered options. More specifically, I understand that if the exercise price per share of any tendered eligible option is at least $0.19 but not more than $4.00, the number of shares subject to my new option will be the same as the number of shares subject to the tendered eligible option. Further, I understand that if the exercise price per share of my tendered eligible option is at least $4.01 but not more than $5.00, the number of shares subject to my new option will be determined by dividing the number of shares subject to the tendered eligible option by two, rounded down to the nearest whole number and, if the exercise price per share of an eligible option is more than $5.01, the number of shares subject to my new option will be determined by dividing the number of shares subject to my tendered eligible option by five, rounded down to the nearest whole number.

(3)	I understand that the new options will have substantially the same terms and conditions as the eligible options cancelled in this exchange offer, except for the new term, exercise price, vesting schedule, the number of shares underlying the new options (discussed in paragraph (2) above) and, for eligible participants that tender options issued under the 1999 Plan, different provisions governing the vesting of the new options in the event of a change of control of Critical Path. I understand that each new option will have an exercise price equal to the closing sale price of Critical Path’s common stock on the Over-the-Counter Bulletin Board as reported by The NASDAQ Stock Market on the business day immediately prior to the grant date of the new options. I understand that all new options will be granted under Critical Path’s 1998 Plan, even if I am tendering one or more options issued under the 1999 Plan. I understand that even though my tendered options may be fully vested, if I am an employee or consultant my new options will vest over a four-year period adjusted as follows: (1) if I have provided services to Critical Path as of May 31, 2006 for two or more years, I will receive accelerated vesting of 50% of my new options with the remaining portion vesting in equal monthly installments for each full month of continuous service over the subsequent 24 month period; and (2) if I have provided services to Critical Path as of May 31, 2006 for less than two years, I will receive accelerated vesting of 25% of my new options with the remaining portion vesting in equal monthly installments for each full month of continuous services over the subsequent 36 month period. If I am a director, I understand that my options will retain the vesting schedule and vesting commencement date that governed my tendered options in the absence of any vesting acceleration that occurred on December 27, 2005. I acknowledge that I must continue to provide services to Critical Path through the required vesting periods to be entitled to exercise my new stock option in full.

(4)	Critical Path has advised me to consult with my own advisors as to the consequences of participating or not participating in the exchange offer.

(5)	To remain eligible to tender eligible options for exchange and cancellation pursuant to the exchange offer, I understand that I must remain an eligible participant and must not have received nor have given a notice of termination prior to the expiration of the exchange offer, which is scheduled to be 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006, unless the exchange offer is extended. I understand that if I die, my employment is terminated or I cease providing services prior to the expiration of the exchange offer, Critical Path will not accept my eligible options for cancellation and I or my estate or beneficiaries, as the case may be, will retain my eligible options with their current terms and conditions. I understand that my employment with or arrangement to provide services to Critical Path remains “at will” and can be terminated by me or Critical Path at any time, with or without cause or notice, and neither the ability to participate in the option exchange offer nor actual participation in the exchange offer shall be construed as a right to continued employment with Critical Path or any of its subsidiaries.

(6)	I understand that in accordance with Section 6 of the exchange offer, Critical Path may terminate, modify or amend the exchange offer and postpone its acceptance and cancellation of any eligible options that I have tendered for exchange. In any such event, I understand that the eligible options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

(7)	I understand that this election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my eligible options at any time until the exchange offer expires as described in the Instructions to this Election Form. I understand that this decision to tender my eligible options will be irrevocable after 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006.

(8)	I sell, assign and transfer to Critical Path all right, title and interest in and to all of the eligible options that I am tendering as specified in the attached Eligible Option Information Sheet, and I agree that I shall have no further right or entitlement to purchase any shares of Critical Path’s common stock under the tendered eligible options on the date Critical Path accepts those options for exchange and cancellation. I understand that my death or incapacity will not affect Critical Path’s authority to take the actions described in the exchange offer with respect to eligible options that I have tendered for exchange and that are accepted for cancellation, and such authority will survive my death or incapacity. All of my obligations under this election form will be binding upon my heirs, personal representatives, successors and assigns.

(9)	I agree to all of the terms and conditions of the exchange offer AND HAVE ATTACHED A COMPLETED COPY OF THE ELIGIBLE OPTION INFORMATION SHEET.

Date:
Signature of Eligible Participant

Print Name of Eligible Participant

Social Security Number or Tax Identification Number

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NOTE TO MARRIED ELIGIBLE PARTICIPANTS IN CALIFORNIA AND OTHER U.S. “COMMUNITY PROPERTY” STATES:

If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the eligible options, in order to elect to tender your eligible options your spouse must execute the Spousal Consent below, whereby such spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Election Form. States with community property laws in addition to California are Alaska, Arizona, Idaho, Louisiana, New Mexico, Nevada, Texas, Washington and Wisconsin.

Your failure to provide your spouse’s signature constitutes your representation and warranty to Critical Path that either you are not married or your spouse has no community or other marital property rights in the eligible options or new options. You should consult your personal outside advisor(s) if you have questions about the Spousal Consent below.

Spousal Consent

The undersigned spouse of the eligible participant who has executed this Election Form above has read and hereby approves the submission of this Election Form. The undersigned agrees to be irrevocably bound by this Election Form and further agrees that any community property interest of such spouse shall similarly be bound by this Election Form. The undersigned appoints the eligible participant who has executed this Election Form above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Election Form.

Spouse’s Signature	Date

Spouse’s Name (please print or type)

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ELIGIBLE OPTION INFORMATION SHEET

In connection with Critical Path’s exchange offer, attached is your Eligible Option Information Sheet describing your eligible options that are subject to the exchange offer.

If you elect to participate in the exchange offer, please attach this sheet to your Election Form. Please strike through any Eligible Option grants listed that you do not wish to exchange.

Eligible Options

[Participant Name and Address] [Participant ID]

Grant Date	Expiration Date		Grant Type		Exercise Price Per Share		Number of Shares Underlying Eligible Options
[ ]	[	]	[	]	[	]	[	]

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